Exhibit No. 21.1

SUBSIDIARIES OF REGISTRANT

1	.	Providential Capital, Inc.
A wholly-owned subsidiary of the Company

2	.	Provimex, Inc.
A majority-owned (85%) subsidiary of the Company

3	.	Touchlink Communications, Inc.
A majority-owned (85%) subsidiary of the Company

4	.	Providential Energy Corporation.
A wholly-owned subsidiary of the Company

5	.	PHI Digital, Corp.
A wholly-owned subsidiary of the Company

6	.	PhiLand Corporation
A wholly-owned subsidiary of the Company

7	.	Providential Vietnam Growth Fund
A Cayman Islands-based private equity fund
of which the Company is the General Partner.

8	.	IndoChina Mining Corporation
A wholly-owned subsidiary of the Company

9	.	Providential Vietnam
A wholly-owned subsidiary of the Company